Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

Exhibit 99.1
Terra Industries Inc.
Moderator: Joe Ewing
October 26, 2006
3:00 PM ET

Operator:	Good day, ladies and gentlemen, and welcome to Terra Industries’ third quarter results conference call. At this time, all participants are in a listen-only mode. Later, we’ll conduct a question-and-answer session and instructions will follow at that time. If anyone should require any assistance during the call, please press *, then 0, on your touch-tone telephone. I would now like to turn the conference over to our host, Vice President, Investor Relations and Human Resources, Mr. Joe Ewing. Sir, please go ahead.

Joe Ewing:	Okay. Thank you, Hughie, and welcome, everyone, to Terra’s third quarter results conference call. This morning, we issued a news release announcing that for the 2006 third quarter, Terra achieved net income available to common shareholders of $9.1 million, or $0.10 per common share.

At the end of that news release is our Safe Harbor Statement, and it describes the limitations of forward-looking statements and any other items that are non-historical facts included in the news release. Please note that those same limitations apply to any forward-looking statements we may make during this call.

With me today are Mike Bennett, Terra’s President and CEO and Frank Meyer, Senior Vice President and CFO.

We were pleased, in the third quarter, to have new sell-side equity analyst coverage, including Merrill Lynch, CitiGroup, William Smith and Company, and Wall Street Access. We appreciate their research and thoughtful analysis on Terra and on the nitrogen industry.

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

Regarding other recent and upcoming investor activities, we’ve hosted a number of interested people in Sioux City recently, and we plan to host several more in upcoming weeks. If you are interested in coming to hear the Terra story from our senior management and to visit our Port Neal manufacturing facility, we’d be pleased to accommodate you. Please call Kim Mathers or me to make those arrangements.

Last week, Mike and I took the Terra story on the road in a West Coast investor tour. We met about 75 people in Seattle, Portland, Los Angeles, and San Francisco. Mike also plans to present at Pointe Capital’s Small Cap Ideas Conference on December 4th in New York. If you’d like more information about this conference, please contact David Kanen at 631-863-3100.

Finally, Frank Meyer will present at the Fondsfinans third annual fertilizer investor conference in London on November 28th. For more information about that conference, please contact those people at Fondsfinans or call me or Kim Mathers.

I will now turn the call over to Mike Bennett so he can give us his perspective on the third quarter and how he sees the industry in general. Mike?

Mike Bennett:	Thanks, Joe, and good afternoon, everyone. We’re pleased to report a profit for the third quarter despite significant operating issues with our Billingham UK and Trinidad plants. Terra’s third quarter results were adversely affected by lower UAN prices, but we believe that the UAN market is at its bottom. We experienced slightly lower ammonia prices for the quarter, but we see potential for improvement as the ag application season begins. Our ammonium nitrate prices were significantly stronger than they were a year ago, leveraging Terra’s position in both agricultural and industrial AN markets. Our natural gas costs were lower than in the 2005 period.

We reported no return on investment for the quarter from our PLNL facility in Trinidad due to mechanical operating problems. The plant was down periodically for a total of about four weeks during the quarter and for about a week into October. It is now running, but at reduced rates, and will require additional repairs that we’ll undertake when replacement equipment arrives, probably in the first quarter.

Our third quarter results benefited from an $11.6 million profit from our Beaumont facility’s methanol contract. While we were not operating the facility, our contract with Methanex stipulates that Terra receive payments when methanol margins reach specified levels. And Frank will provide a bit more detail about this in his remarks.

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

We restarted our Billingham UK facility in early August after completing repairs made necessary by the June 1st explosion in the ammonia plant. And I’m pleased to report that that facility is now operating well.

Terra’s cash balance, you may note, at the end of the third quarter was $122 million.

Several key projects and initiatives were recently achieved by the company. Our Donaldsonville, Louisiana, UAN tank construction project is now completed and we expect to be able to import UAN there in the fourth quarter this year. We have just completed the project at our Yazoo City, Mississippi, facility, where we’re converting a prill tower to industrial-grade ammonium nitrate production for Orica. This, too, will be operational in the fourth quarter, setting the stage for us to increase sales into a more consistent market.

During the third quarter, we went live with a new integrated risk management system that enables us to monitor and assess risks associated with our forward natural gas and product sales positions.

We also rolled out a new market tool, our advanced pricing system. We initiated the advanced pricing system to provide customers an ongoing opportunity to produce nitrogen products up to eight months in advance of shipment. We believe this tool gives our customers clearer vision into nitrogen pricing trends and enables them to better meet the needs of their growers.

As for the near- and longer-term outlook for the business, we see a number of encouraging signs. The demand outlook for nitrogen products remains strong going into the winter months. Grain prices, especially corn and wheat, are significantly higher than they were going into last winter, and all indications are that planted corn acres and wheat acres will increase in the upcoming planting year. This bodes well for nitrogen consumption going into the spring.

The positive effect of higher grain prices for the growers is tremendous. Current cash prices for corn are roughly $1.40 a bushel higher than year-ago cash prices, generating some $200 per acre in additional cash receipts for the average corn farmer. Likewise, cash wheat prices are up a similar amount per bushel and growers are realizing upwards of $70 per acre receipt improvement in many cases. These substantial improvements in grain margins should provide ample incentive for growers to increase planted acres of these principal crops and to optimize yields from those acres.

Some areas, primarily the Texas panhandle and western Oklahoma, have experienced drought conditions this fall. This has slowed ammonia application on the wheat crop in those areas, but ammonia applications were robust in other areas

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

of the wheat belt. Weather permitting, we expect very good ammonia preplant activity for corn this fall and ammonia has begun to move well in the northern areas of the Corn Belt.

The new nitrogen capacity that has come on stream around the world this year seems to have been absorbed into the market without significant adverse pricing impact. Extended plant outages such as those recently announced by Agrium and Mosaic, coupled with likely contaminants in Europe, will likely have counterbalancing effect for this capacity in the near term.

Probably the greatest challenge, in my view, continues to be the volatility in natural gas prices. The supply-demand balance for natural gas generally remains fairly tight. In the U.S., we’re entering the winter with historically high natural gas inventories and a continued high level of drilling activity that we hope will moderate futures prices as we proceed through the winter.

Longer term, natural gas prices continue a global leveling trend, putting North American nitrogen producers at less of a disadvantage to the rest of the world than what we have seen over the past five years. We expect that increasing LNG imports into North America over the next several years, as well as what appears to be a trend toward rising natural gas prices in Eastern Europe, will continue to support this leveling impact for U.S. producers.

Industrial demand for nitrogen products remains strong, and Terra’s environmental technology sales into the environmental emissions abatement market continue to grow. Our third quarter TET operating income was double that of Q3 2005. This business segment brings stability to our overall portfolio and we expect it to continue to grow steadily for us over the next five years.

Given the positive outlook for nitrogen demand in selling prices and the prospect of more moderate natural gas costs, we expect to operate our North American plants at full rates through the winter.

We continue to investigate opportunities, however, to diversify our natural gas base and will continue to actively pursue potential acquisitions and projects that will benefit our shareholders for both the near- and the long-term.

On a final note, the high winter natural gas prices in the United Kingdom continue to make our near-term operating rates for that business uncertain. Last week, we announced that we’d entered into a memorandum of understanding with Kemira GrowHow to form a joint venture involving our UK operations. While this proposed joint venture must be approved by UK competition authorities, we believe the synergies realized from this combination will significantly strengthen our base of operations in the UK through improved cash flows and will better

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

position us as a reliable long-term supplier of quality products to agricultural and industrial United Kingdom customers.

With that, I will turn the discussion over to Frank Meyer, Terra’s Chief Financial Officer. Frank?

Frank Meyer:	Thank you, Mike. To start with, during the third quarter, Terra generated over $60 million of cash from operating activities, representing approximately $50 million of cash earnings increased by $12 million of seasonal working capital reductions.

I think it’s significant to note that the third quarter earnings component of operating cash flow—that is, excluding working capital changes—is higher than we’ve experienced in any third quarter of the preceding five years. We finished September with over $120 million of unrestricted cash balances.

Our cash needs during the first nine months of 2006 included $41 million for capital expenditures and $32 million for turnaround. That was higher than last year’s nine months, mostly as a result of turnaround scheduling and the projects to expand the capabilities at Yazoo City and Donaldsonville.

Our cash needs for capital and maintenance turnarounds for 2006 will be in the neighborhood of $80 to $85 million. And, again, that includes a total of $18 million for the upgrade to the Yazoo City plant to handle industrial-grade ammonium nitrate and the expansion of the Donaldsonville terminal to handle UAN solution imports. The remaining expected capital expenditures is primarily for replacement capital and maintenance turnarounds.

As indicated by Mike and set forth in our release, third quarter methanol earnings benefited from gross profits of $11.6 million associated with the Beaumont facility’s methanol production contract. Methanol prices increased during the third quarter due to supply disruptions at certain facilities coupled with delays in the startup of new capacity. The higher prices, coupled with relatively moderate natural gas costs, resulted in realization of these earnings.

Under the Beaumont contract, there is an annual cap of $12 million on these gross profits, so we will not see much of a fourth quarter effect from that contract.

Today’s earnings release also refers to $8.2 million of third quarter costs related to the June explosion at the Billingham ammonia plant. These costs were primarily to complete repairs and start up the plant in addition to fixed costs during the outage. The plant resumed operation in August and is currently in normal condition. The total reduction to gross profits for the nine months from the explosion is estimated at $15 million.

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

We expect to recover a portion of this amount from our insurers subject to deductibles of $1.5 million for property damage and a 45-day waiting period for business interruption. We are currently in the process of filing these insurance claims and will include those proceeds in gross profits as we settle with the insurer.

Customer demand for prepayment arrangements has historically been a significant source of fourth quarter cash flows. It is difficult to say what the level of those receipts will be this year, but it is unlikely that we will end the year with fewer prepayments than last year’s $53 million. Generally speaking, even without the level of customer prepayments we’ve seen in the past, we believe our year-end cash balances will be more than adequate to finance operating and working capital needs through the 2007 planting season without having to borrow under our bank lines.

The last point I wanted to refer to is that we did repurchase 630,000 of our outstanding common shares for $4.4 million during the third quarter. That brings our total repurchases to $2.7 million of the $9.5 million share authorization.

That concludes the prepared comments I had, and I will turn the call back over to Mike Bennett.

Mike Bennett:	Thanks, Frank, and that concludes all of our prepared comments, so at this time, I would like to ask Hughie to instruct you how you might address questions to us for the remainder of the call. Hughie?

Operator:	Thank you, sir. Ladies and gentlemen, if you have a question, please press the 1 key on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the # key. Again, ladies and gentlemen, to ask a question, please press the 1 key. Our first question comes from Steve Byrne from Merrill Lynch. Your line is open.

Steve Byrne:	Hi, thank you. When you look at the forward strip natural gas prices in the UK, are you expecting those plants that you have there to remain profitable through the winter?

Mike Bennett:	Well, first of all, Steve, if we looked at simply the forward strip on futures prices in the UK, based on today’s nitrogen prices, I would say that it would be very difficult for those plants to be profitable.

What we have seen there, at least recently, is a trend up till now for those futures prices to mitigate as we get closer to the nearby months. We’ve seen some decent movement downward in the prices for November and December over the past 30

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

days, although December’s probably still higher than we’d like to see relative to our operating plan.

The one advantage we have at the Billingham plant is that, if necessary, we can curtail the production of ammonia and import ammonia, either purchased or from elsewhere in our system, to continue to produce upgraded products and to supply our ammonia customers there.

Our Severnside plant, which is the smaller of the two, does not have that flexibility. So as I indicated in my comments, at this point, looking at that forward strip, we are concerned about that and we’re hopeful that we will see some continued moderation in those future prices as we move forward. If not, I think it’s a good bet that some of that production capacity will be curtailed to some degree for part of the winter.

Steve Byrne:	How would you characterize the overall health of the ag economy in the UK? I know it hasn’t been this good in the Corn Belt in a long time, but is that similar over in the UK?

Mike Bennett:	Well, it’s not quite as strong there. We have seen some very slow decline, I guess, in overall agricultural output and demand in the UK—not drastic—but an overall decline for a period of years. With small grains being the primary crops there and with the significant drop in wheat stocks expected this year due to some of the growing problems in Australia and China and elsewhere, we expect the wheat market there to be pretty good. We expect wheat prices there to reflect the buoyancy that we’ve seen in the North American market. And so, relative to last year, based on where prices are at this point in time, we would expect a bit more robust market there than certainly [inaudible] through a year ago.

Steve Byrne:	And if I may, Mike, can you talk a little more about the North American market? How has the demand been going so far this fall as you move from, say, the Oklahoma region north? And when do you see the fall application season coming to a close as you move north?

Mike Bennett:	Well, first of all, as I indicated in my remarks, we saw very good ammonia preplant application volumes on wheat this year in the areas that received adequate rainfall. A year ago, that was a very slow market for us. And so certainly on the wheat side of the ledger, we did see a spark in demand and activity. And we expect to see the same thing in corn.

Thus far, Steve, the only market that’s really started to move much fall ammonia is primarily the Minnesota and northern Iowa market, where soil temperatures have now dropped below the magic 50-degree level to allow that ammonia to be

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

stably applied in the soil. And so that market will continue to progress as it stays cool and move from the north to the south.

And weather permitting, unless we get a tremendous amount of rainfall that won’t dry up or we get some heavy snowfalls, we normally expect to see that activity move throughout the month of November. And so certainly, five or six weeks from now we’ll have a far better picture of what that activity looks like. But certainly the beginning activity we’ve seen very early in the game has been encouraging.

Steve Byrne:	Thank you.

Operator:	Thank you. Our next question comes from John Braatz from Kansas City Capital. Your line is open.

John Braatz:	Good afternoon, Michael.

Mike Bennett:	Hi, John.

John Braatz:	A couple of questions. Obviously, there’s a lot of numbers being thrown out about corn acres and wheat acres. Be that as it may, it’s going to be good. And my question is twofold. No. 1, are there any availability issues that face the industry for ammonia?

And secondly, given the change in acres expected to be planted, can there be a decoupling of ammonia prices from natural gas? Have we seen that in the past? Is there an expectation that that could happen this year because of strong demand?

Mike Bennett:	Okay. Well, I’ll address both parts of the question. I guess—first of all, it’s probably much too early in the game to really speak to supply availability. I think what’s going to be very important for us and all suppliers and our customers is to get a good sense of what farmers’ plans are as we go from here probably into the early part of the year and to make sure that we’ve got the right supply and distribution plans in place to serve their needs. And so at this point in time, I think we’ll know a lot more about what we’d expect from the availability standpoint in our Q1 call—or, pardon me, our Q4 call than we can know from day to day.

Beyond that, we certainly have seen nitrogen prices decouple from natural gas prices in the past. And certainly, if you look back to 2004 and probably the first three quarters of 2005, I think that was evident. And primarily the reason for that is that we believe that if nitrogen is—if the supply-demand balance is not strictly tight, then the price will be dependent upon the cash cost of the high-cost producers serving the market.

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

For a good portion the last five years, North American producers happened to be the high-cost producers because of the disconnect with our gas markets relative to those elsewhere. Looking at the winter strip at this point in time, there’s a lot of evidence to suggest that Europe, as evidenced by the UK situation we talked about, could have higher natural gas prices than the U.S. and we may see a global market that may be based a little more on what the marginal producer somewhere other than North America is facing in terms of cash costs.

And so, at the end of the day, margins will be created by how tight the supply-demand balance for nitrogen is and what the cost—cash cost—of the marginal production globally is that’s needed to bring that supply-demand into balance.

John Braatz:	Thank you, Michael.

Operator:	Thank you. Our next question comes from Tyson Bauer of Wealth Monitors.

Tyson Bauer:	Thank you. Good job, Mike and Frank. A couple of quick questions. One, you’ve talked in the past, Mike, about ‘07 being a year of possible consolidation within the industry. We saw a preview of that in the third quarter in August when Koch acquired Simplot’s nitrogen facilities. Do you have any details you can provide on that? And your thought process now as you see Koch aggressively doing some consolidating? And should they be viewed as a consolidator entering into ‘07?

Mike Bennett:	Well, first of all, I really don’t have any information on that particular transaction. And so I don’t have much insight into the values and that sort of thing. I think—from a competitor’s view, I think it was a nice addition for Koch from a geographic coverage perspective. And I think, going all the way back to the acquisition of the Farmland assets, that Koch definitely should be viewed as a consolidator and a very challenging competitor as we move on through the future.

I think one general reaction I had to that asset purchase, however, was the fact that I was very encouraged to see that someone of the caliber of Charles Koch continues to believe that North American nitrogen is an investable business. And we have a great deal of respect for their company and their business acumen.

Tyson Bauer:	Given the importance of scale in your industry, could that tip the scales for other activity as other larger companies try to not get lost in that effort going forward?

Mike Bennett:	Well, certainly, this is a very scalable business from the standpoint that much of our business activities, anymore, are pretty heavily automated. And so really, I think rather than simply massive production capacity, it’s probably more of a case of different companies looking strategically at the markets they’re serving, the logistical patterns necessary to reach markets they may desire to participate in.

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

And certainly I think it’s always possible that companies may seek to fill holes in their coverage or strategy with selected assets or possibly even other businesses.

Tyson Bauer:	Okay, and final question on the topic: Should we expect any stabilization in the UK gas market given the opening of the new pipeline from Norway, or is that a year or two years down the line?

Mike Bennett:	Well, first of all, probably the operative word there is “expect.” In any of these natural gas markets, despite as much information as we gather, it’s always difficult to predict them with any degree of accuracy. Certainly, the establishment of that new pipeline will be a plus for supplying the UK. And we’re hopeful that it will mitigate some of the extreme volatility we saw there last year.

Looking ahead, we think that other infrastructure projects that are in progress will definitely lead to what we believe will be a more stable gas environment in the UK.

But this winter, I think, is going to be one that we’re going to have to really operate month by month. But frankly, as we get farther into ‘07, that’s when I expect to see really more progress made in terms of projects that can really lead to a more stable pricing environment.

Tyson Bauer:	Thank you, gentlemen.

Operator:	Thank you. Our next question comes from Brian Yu from CitiGroup. Your line is open.

Brian Yu:	Hi, Mike. Congratulations on the strong results.

Mike Bennett:	Thank you, Brian.

Brian Yu:	A question here on the utilization rates. You operated at 87% in the third quarter, which was surprisingly high given that third Q tends to be a seasonally weak period. What’s driving that? Is it strong demand or is there some tactical and inventory rebuilding in light of lower natural gas prices?

And along the same lines, you talked about operating at full rate in the U.S. for the fourth quarter. What would that take your operating rates up to, assuming that that did occur?

Mike Bennett:	Well, I’ll answer the first question—or, last question—first. Ideally, we would like to operate our facilities in an aggregate of about 95%. I think when you look at Q3, even the 87% result certainly was characterized probably more by

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

mechanical issues and schedule maintenance than, frankly, it was demand dictating that operating rate.

Typically, in Q3, we see the first movement of UAN to customers for off-season fill. That activity was good. And certainly nothing of a surprise there.

And, again, we saw pretty good ammonia demand for application in wheat. And our ammonium nitrate business, especially in the U.S., continued to move well for us. So generally from the demand side, we saw a demand that probably could have justified higher rates had we been able to operate at those rates.

And we’re hoping, with the exception of the issue of PLNL, that will simply take some time to get in a position to repair, that we now have all of our plants in good shape in terms of operating issues. And we’re hoping to have a stronger utilization rate as we move through Q4 and on through the first half of next year.

Brian Yu:	Great. And then, can you comment on just the relative strength in ammonia versus UAN, which you had mentioned appears to have bottomed out. What’s going on with supply and demand and within the UAN market? And then, how does the new D’ville UAN terminal impact that?

Mike Bennett:	Well, I think, first of all, that the ammonia markets generally have been more buoyant globally throughout late Q2 and Q3 than perhaps some of the upgraded markets. And so I think broadly, ammonia’s been more of a global product and reflected that.

In the case of UAN, I do believe that it’s a case of probably some uncertainty over where—initially in the quarter—distributor inventories sat at the end of the growing season. Not that I can necessarily explain why one price is different than another, but I think that UAN, tending to be a more regional product, that we probably saw a bit more of what I call domestic competition for that market during Q3, which probably led to a little lower selling price on a relative basis than we saw in ammonia, which really our ammonia price results are probably driven more in Q3 by what we see from the global market.

Brian Yu:	Great, thanks.

Operator:	Thank you. Our next question comes from Fritz VonCarp from Sage Asset Management. Your line is open.

Fritz VonCarp:	Yeah, good afternoon, gentlemen. You said in your—earlier that prices— that nitrogen fertilizer prices will be determined by who’s the high-cost producer on the curve. And I was wondering, at this point, who do you think that is? And where regionally and so forth? And how do you sit on the curve?

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

Mike Bennett:	Well, generally, I think that regional gas prices will determine that, to a great degree. And so from our perspective, as I’ve indicated, looking at forward markets at this time, certainly the potential for higher gas costs and, as a result, more marginal operations, would appear to be centered more in the UK and European markets. Certainly, as we’ve seen many times in the past, these futures markets can vary a great deal.

But—I think another important thing to note here, though, is the other comment that we’ve also seen, whether it’s our plant at—the PLNL, the unfortunate explosion at Billingham, or some of these misfortunes with other facilities that have been announced, broadly speaking, we have a relatively old, or aging, industry infrastructure and I think that to some degree, what will be interesting is to see how well existing facilities or infrastructure can operate and what impact that has on the balance relative to new capacity, given what we expect to be a much stronger demand environment.

Fritz VonCarp:	Great, thank you.

Operator:	Thank you. Our next question comes from Bob Amenta, JP Morgan. Your line is open.

Bob Amenta:	Thank you. Good afternoon.

Mike Bennett:	Hello.

Bob Amenta:	A couple of questions, just regarding Trinidad. I know at least I’ve asked this in the past, and am struggling with trying to find the right number. Distributions from Trinidad—what were they and where, again—or can we find them through the financials you provided?

Frank Meyer:	Yes. You will be able to find them. There were no distributions during the third quarter. But on a year-to-date basis, and— Let me just kind of walk through the summarize cash flow schedule that was sent out. We received $9 million—it shows up as non-cash charges and credits, equity and distributed earnings. That $9 million is over and above the $15 million of income that’s on our income statement. So those two combined represent $24 million of cash, cash receipts. And then, we also received $9.6 million return of investment in unconsolidated affiliates. It’s reflected down below cash from operations.

Bob Amenta:	Okay, got it. So basically, you’re sitting around 30—yeah, I had a note from the second quarter—34 million year to date, so that would make sense.

Frank Meyer:	Yes, correct.

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

Bob Amenta:	And that entity has zero debt down on it?

Frank Meyer:	That’s correct.

Mike Bennett:	Yes.

Bob Amenta:	Okay. And thoughts on distribution going forward—are there any limitations? I mean—or as that generates cash, is most of that going to be sent up? Or are there any major projects planned?

Frank Meyer:	No real major projects planned. They will have normal capital expenditure needs and, as Mike indicated, we will be operating at lower rates, until we can get into a turnaround during the first quarter, to replace some equipment.

Bob Amenta:	And then, the other potential venture down there. If you said it earlier, I missed it—where does that stand, and kind of at least on timing and when a decision to expend capital might be made?

Frank Meyer:	We remain in the evaluation phase of that project and we really don’t have a timetable to give you.

Bob Amenta:	Okay, appreciate it. Thanks.

Operator:	Thank you. Our next question comes from Charlie Rentschler from Wall Street Access. Your line’s open.

Charlie Rentschler:	Yeah, Charlie Rentschler. Hi, Mike and Frank.

Both:	Hi, Charlie.

Charlie Rentschler:	My question has been answered, but I guess I had one question about Terra Nitrogen. Are you guys any closer to making a decision on that at this point?

Mike Bennett:	Now, are you talking about the minority ownership, Charlie?

Charlie Rentschler:	Yes.

Mike Bennett:	No, basically not. I mean, I think it’s very well known among our investors that we own 75% of that entity and we have certain rights associated with that ownership percentage. But at this time, we have no plans to change that percentage, at least in the near future.

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

Charlie Rentschler:	Okay. And then, on Trinidad. Looking ahead, you indicated that maybe in the fourth quarter, in this quarter, things will turn around. Can you give us your thinking about this current quarter and next year—how Trinidad should do?

Mike Bennett:	Well, first of all, Trinidad, really, our—the tough quarter was simply due to these plant maintenance issues that really took it out of operation for more over a third of the quarter. And so we’re hopeful that we can operate the plant over the fourth quarter, certainly at an average operating rate that’ll be better than that outcome. And hopefully, then, some time in the first quarter we’ll receive the replacement equipment that we needed to have constructed to get the plant back to 100% operating rates.

Charlie Rentschler:	Well, would you think, then, in the first quarter you’ll get the thing back in apple pie shape and you’ll be able to run?

Mike Bennett:	That’s our objective, yes.

Charlie Rentschler:	Very good, thank you.

Operator:	Thank you. Our next question comes from Jim Shulman from Costa Brava. Your line is open.

Jim Shulman:	Hi. I had to step out for a minute, so I don’t know if I missed this. You had mentioned in distribution that you’re running about 87% capacity, and then in your remarks, I thought I heard you say that you’re going to run at full rates, and I didn’t know what that meant.

Mike Bennett:	Someone else had asked. And basically what I said is we typically budget at full rates, something on the order of perhaps 95%. And that allows for probably the odds of some unforeseen production issues and incorporates other issues that occur from time to time in operations. So that would probably be as good a place to peg it as any at this point.

Jim Shulman:	So at 95% capacity?

Mike Bennett:	Yes.

Jim Schulman:	Okay, thank you.

Operator:	Thank you. Again, ladies and gentlemen, if you have a question, please press the 1 key on your touch-tone telephone. Our next question comes from Michael—and I’m sorry if I mispronounce your last name—Christodolou from Inwood Capital. Your line is open.

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

M. Christodolou:	Good afternoon, gentlemen.

Mike Bennett:	Hi, Mike.

M. Christodolou:	A couple of questions. On utilization, you clearly ramped it up 22 percentage points in the last three quarters. And I hear you talking about mid-90s as your target rate. But in this last quarter, running 87 with Verdigris down too—or, at least dialed down a bit for the turnaround, should we surmise that that kind of dragged down the average pretty dramatically?

Frank Meyer:	Yeah, it reduced the average somewhat. The other factor was, of course, the nonproduction—no ammonia production at Billingham for the month of July.

M. Christodolou:	Okay. And just refresh me—back in the last cycle, ‘95, ‘96, ‘97—what was your operating rate back in the last cycle heyday?

Mike Bennett:	I don’t have the number off the top of my head, but we have had years in the past where we’ve been able to operate as high as perhaps 97% of capacity.

M. Christodolou:	Okay. And the Verdigris turnaround—did that add capacity, or that was just maintenance and getting ready for the next few years?

Mike Bennett:	That turnaround was primarily to effect the normal repairs and refurbishments. We did not add any capacity and, hopefully, that unit will be able to run consistently for us now for roughly two years in the future.

M. Christodolou:	Okay. And switching to your forward gas purchases, the 14% of your forward 12-month—would you refresh my memory there, Mike? Do you buy just for industrial commitments, or are you also buying for some of the farmer prepay?

Mike Bennett:	It’s a combination. What we’re doing with the gas hedging is consistent with the past. And that is that as we make fixed price forward sales—and typically, more of those tend to occur in our ag business than our industrial business—we will buy gas against those sales to basically lock up our margin. At certain times of the year, especially heading into winter, we may go long a little gas in some months just to kind of guard against some of the volatility or uncertainty that comes with these shift periods in the market. But primarily, that position is established to basically give us fixed-cost gas positions relative to fixed-price forward sales.

M. Christodolou:	Okay. And in terms of your customer prepay on the balance sheet—the dollar figure, as you’ve indicated, is down—28 million down from 34. And I can’t quite deduce this perfectly from your pricing comments—what would the tonnage be year over year?

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

Mike Bennett:	To be honest, I don’t have that information. But what I would surmise is that it may not be far off disproportional because much of that prepayment activity this time of year would be anhydrous ammonia. And if I recall correctly, the price differentials on ammonia year over year weren’t substantially different at that point in time. So some reduced volume, but if I recall, a year ago, we may have also had a bit more UAN prepaid at that point in time, as well. But generally, probably a little less volume committed due to the disparity in dollars.

M. Christodolou:	And when a customer gives you some prepay business, he doesn’t really ask what factory—what plant—it comes out of, is that correct?

Mike Bennett:	Well, he may. Some of that product could be prepaid FOB—a shipping point where the customer would actually arrange his own transportation—and some of it would be delivered. And obviously, on a delivered transaction, he really doesn’t care. FOB, obviously, he wants the location that has the best freight economics to his location.

M. Christodolou:	Okay. I was just noticing that Verdigris and TNH as a percentage of your prepays—it’s about half of your prepay business, but it’s only a quarter of your ammonia capacity, and I wasn’t sure if you were trying to direct volume to your highest and most efficient plant to optimize its performance.

Mike Bennett:	Actually, it’s more a function of just the timing of geographical application markets. Because when you look at our ammonia capacity, it’s spread out geographically. But Verdigris supplies a fair degree of the ammonia for, like, the wheat preplant ammonia market we’ve talked about as well as the corn preplant ammonia market. And certainly, the UAN is focused on wheat as well, whereas much of the other ammonia capacity, whether it’s Trinidad or Courtright, Ontario, or Yazoo City, or even Billingham, isn’t serving as large a fall application market.

M. Christodolou:	Okay. And my last question is on the TNH. I noticed where your earnings per unit were $0.73 but the distribution was $1.00. And I think that’s the first time in a few years the distribution exceeds the earnings. And I was wondering if it’s kind of testament to the fact that turnaround is now behind you and the capital needs for that particular plant will be reduced in the next few years.

Mike Bennett:	You surmise that very well. I think part of the reserve, or the accrual of funds to be reserved against the next quarter, we look at anticipated maintenance schedules such as turnarounds as well as expected possible working capital requirements. And essentially, the outlook for that operation going into Q4, with the turnaround behind us, would be a need for less cash on hand for those purposes.

M. Christodolou:	Thanks for taking all the questions, Mike.

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

Mike Bennett:	Thank you, Mike.

Operator:	Thank you. Our next question comes from Meredith Valenzano from Canyon Capital. Your line is open.

M. Valenzano:	Yes, thank you. Good afternoon. If we could go back to Trinidad for just a second—I just wanted to confirm that there were zero distributions in Q3. And was that due entirely to the maintenance issues? And then, also, could you give us some guidance on what you might expect for a Q4 distribution?

Frank Meyer:	There were no distributions during Q3. And it was primarily related to the lower earnings levels related, again, to the repair situation. The Q4 distribution may or may not occur; it will all depend on what type of profitability we will get out of those plants and how much we want to reserve for the turnaround during the first quarter of next year. Certainly, once we get past that turnaround, and expecting normal plant operations, or plant operations like we’ve seen historically, future distributions will generally depend upon the profitability of the plant, which is based almost entirely on the import price of ammonia.

M. Valenzano:	Great, thank you.

Operator:	Thank you. Again, ladies and gentlemen, if you have a question, please press the 1 key on your touch-tone telephone. We have a follow-up question from Brian Yu from CitiGroup. Your line is open.

Brian Yu:	A follow-up question on hedging. How much of your fourth quarter natural gas needs are hedged at this point in time?

Mike Bennett:	Well, first of all, Brian, we generally don’t break those things out by quarters. What I can tell you is first of all, you saw the percentage we had at the end of Q3. And by nature, that hedge is normally placed more heavily to the nearby due to the greater visibility into the pricing for the—more orders on the books for near-term shipments for fixed price sales. So by deduction, that position would have been more heavily weighted toward Q4 as opposed to later periods.

And then, the second thing I’d point out is that today, obviously, we’ve already got October priced; we’re close to being through with this month. And so now it’s a question of simply how the markets settle for us as we go forward with our hedged positions in November-December in terms of Q4.

Brian Yu:	Okay. And then, on the call you talked about all these supply disruptions both on your end and some of your peers. Do you think that the market impact of those disruptions have already flowed through or do you think it’s still going to take a little more time?

Terra Industries Inc
Moderator: Joe Ewing
10/26/2006 — 3:00 PM ET
Confirmation # 952578

Mike Bennett:	Well, from a market impact standpoint, it’s always difficult to say. Obviously, both of the competitor issues are relatively new. And certainly, I think those can serve to perhaps tighten or absorb some supply activity that may arise during the course—balance of Q4 and potentially into Q1. And so from that standpoint, it’s always difficult to say what type of reaction you get or won’t get from a particular activity. But those are both relatively new situations and we’ll just have to see how the market adjusts to those as we go forward.

Brian Yu:	Thank you.

Operator:	Thank you. Again, ladies and gentlemen, if you have a question, please press the 1 key at this time. And at this time, sir, I’m showing no further questions in the queue.

Mike Bennett:	All right; thank you, Hughie. Everyone, thank you for your interest in Terra and your participation on today’s call. If you have any follow-up questions or any other issues you need to discuss, please contact Joe Ewing or Kim Mathers in our Investor Relations area. And we will look forward to visiting with you again on our Q4 results call. Thank you and have a great day.

Operator:	Ladies and gentlemen, this does conclude today’s conference. Thank you for your participation and have a wonderful day. You may now all disconnect.